Exhibit 3(i)

RESTATED CERTIFICATE OF INCORPORATION

OF

THE ALLSTATE CORPORATION

The Allstate Corporation, a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

1.        The name of the corporation is The Allstate Corporation. The Allstate Corporation was originally incorporated under the same name. The original Certificate of Incorporation of the corporation was filed with the Secretary of State of the State of Delaware on November 5, 1992.

2.        This Restated Certificate of Incorporation was duly adopted in accordance with Section 245 of the General Corporation Law of the State of Delaware.  Pursuant to Section 245 of the General Corporation Law of the State of Delaware, this Restated Certificate of Incorporation only restates and integrates and does not further amend the provisions of the Restated Certificate of Incorporation of this corporation as heretofore amended or supplemented.  There is no discrepancy between the provisions of the Restated Certificate of Incorporation of this corporation as heretofore amended or supplemented and the provisions of this Restated Certificate of Incorporation.

3.        The text of the Restated Certificate of Incorporation as heretofore amended or supplemented is hereby restated to read in its entirety as follows:

“RESTATED CERTIFICATE OF INCORPORATION

OF

THE ALLSTATE CORPORATION

ARTICLE FIRST

The name of the corporation is The Allstate Corporation.

ARTICLE SECOND

The address of the corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE THIRD

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE FOURTH

The total number of shares which the corporation shall have authority to issue shall be 2,025,000,000, divided into two classes, namely: 25,000,000 shares of Preferred Stock, par value $1.00 per share (“Preferred Stock”), and 2,000,000,000 shares of Common Stock, par value $.01 per share (“Common Stock”).

The number of authorized shares of Preferred Stock and Common Stock may be increased or decreased (but not below the number of shares thereof outstanding) by the affirmative vote of the holders of a majority of the stock of the corporation entitled to vote with respect to such matter without any class vote required by the General Corporation Law of the State of Delaware.

The designation, relative rights, preferences and limitations of the shares of each class, the authority of the board of directors of the corporation to establish and to designate series of the Preferred Stock and to fix the variations in the relative rights, preferences and limitations as between such series, and the relative rights, preferences and limitations of each such series, shall be as follows:

1.        Preferred Stock.

(a)    The board of directors of the corporation is authorized, subject to the limitation prescribed by law and the provisions of this Section 1 of this Article FOURTH, to provide for the issuance of the Preferred Stock in series, to establish or change the number of shares to be included in each such series and to fix the designation, relative rights, preferences and limitations of the shares of each such series. The authority of the board of directors of the corporation with respect to each series shall include, but not be limited to, determination of the following:

(i)                       the number of shares constituting that series and the distinctive designation of that series;

(ii)                    the dividend rate or rates on the shares of that series and/or the method of determining such rate or rates, whether dividends shall be cumulative, and if so, from which date or dates;

(iii)                 whether and to what extent the shares of that series shall have voting rights in addition to the voting rights provided by law, which might include the right to elect a specified number of directors in any case or if dividends on such series were not paid for a specified period of time;

(iv)                whether the shares of that series shall be convertible into shares of stock of any other series or class, and, if so, the terms and conditions of such conversion, including the price or prices or the rate or rates of conversion and the terms of adjustment thereof;

(v)                   whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

(vi)                the rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation;

(vii)             the obligation, if any, of the corporation to retire shares of that series pursuant to a sinking fund; and

(viii)          any other relative rights, preferences and limitations of the Series.

(b)      Subject to the designations, relative rights, preferences and limitations provided pursuant to Subsection 1(a) of this Article FOURTH, each share of Preferred Stock of a series shall be of equal rank with each other share of Preferred Stock of such series.

2.     Common Stock.

(a)      Dividends. Subject to the express terms of the Preferred Stock outstanding from time to time, such dividend or distribution as may be determined by the board of directors of the corporation may from time to time be declared and paid or made upon the Common Stock out of any source at the time lawfully available for the payment of dividends.

(b)      Voting. Except as otherwise provided by law, each share of Common Stock shall entitle the holder thereof to one vote in any matter which is submitted to a vote of the holders of shares of Common Stock of the corporation.

(c)      Liquidation.  The holders of Common Stock shall be entitled to share ratably upon any liquidation, dissolution or winding up of the affairs of the corporation (voluntary or involuntary) in all assets of the corporation, if any, remaining after payment in full to the holders of Preferred Stock of the preferential amounts, if any, to which they are entitled. Neither the consolidation nor the merger of the corporation with or into any other corporation or corporations, nor a reorganization of the corporation alone, nor the sale or transfer by the corporation of all or any part of its assets, shall be deemed to be a liquidation, dissolution or winding up of the corporation for the purposes of this subparagraph (2)(c).

3.     General Provision with Respect to All Classes of Stock; Issuance of Stock.

Shares of capital stock of the corporation may be issued by the corporation from time to time in such amounts and proportions and for such consideration (not less than the par value thereof in the case of capital stock having par value) as may be fixed and determined from time to time by the board of directors and as shall be permitted by law.

ARTICLE FIFTH

The corporation is to have perpetual existence.

ARTICLE SIXTH

In furtherance and not in limitation of the power conferred by statute, the board of directors of the corporation is expressly authorized to adopt, amend or repeal the bylaws of the corporation. The stockholders may adopt, amend or repeal bylaws of the corporation only upon the affirmative vote of the holders of not less than a majority of the total number of votes entitled to be cast generally in the election of directors.

ARTICLE SEVENTH

Meetings of stockholders may be held within or without the State of Delaware, as the bylaws of the corporation may provide. The books of the corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the bylaws of the corporation. Election of directors need not be by written ballot unless the bylaws of the corporation so provide.

Any action required or permitted to be taken by the holders of any class or series of stock of the corporation entitled to vote generally in the election of directors may be taken only by vote at an annual or special meeting at which such action may be taken and may not be taken by written consent.

No director may be removed, with or without cause, by the stockholders except by the affirmative vote of holders of not less than a majority of the total number of votes entitled to be cast at an election of such director; provided, however, that, whenever the holders of any class or series of Preferred Stock issued pursuant to ARTICLE FOURTH, Section 1 hereof, are entitled, by the terms of such class or series of Preferred Stock, voting separately by class or series to elect one or more directors, the provisions of the preceding clause of this sentence shall not apply with respect to such directors if the terms of such class or series of Preferred Stock expressly provide otherwise.

ARTICLE EIGHTH

To the fullest extent permitted by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended, a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director. Any repeal or modification of this ARTICLE EIGHTH shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

ARTICLE NINTH

The corporation expressly elects to be governed by Section 203 of the General Corporation Law of the State of Delaware.

ARTICLE TENTH

The corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation in the manner now or hereafter prescribed herein and by the laws of the State of Delaware, and all rights conferred upon stockholders herein are granted subject to this reservation.”

IN WITNESS WHEREOF, the corporation has caused this Restated Certificate of Incorporation to be signed by its Deputy General Counsel and by its Secretary on this 16th day of May, 2007.

THE ALLSTATE CORPORATION

By: /s/	Mary J. McGinn